Exhibit 99.1


[XL Capital Logo Omitted]
                                                         XL Capital Ltd
                                                         XL House
                                                         One Bermudiana Road
                                                         P. O. Box HM 2245
                                                         Hamilton HM JX
                                                         Bermuda

                                                         Phone:   (441) 292-8515
                                                         Fax:     (441) 292-5280
PRESS RELEASE

Contact:     David Radulski                             Roger R. Scotton
             Investor Relations                         Media Contact
             (441) 294-7460                             (441) 294-7165


              XL CAPITAL LTD REPORTS THIRD QUARTER 2005 NET LOSS OF
                  $1,049.2 MILLION, OR $7.53 PER ORDINARY SHARE

    Nine months 2005 Net Loss of $470.4 million, or $3.39 per ordinary share

   Strong underlying fundamentals overshadowed by third quarter catastrophes
                         (versus third quarter of 2004):

     o Combined ratio from general operations was 182.2%, or 88.7% excluding the impact of third quarter catastrophes.

     o    Contribution from financial operations was $51.3 million.

     o Net investment income from general operations increased 17% to $184.1 million.

     o Net income from investment affiliates was $56.7 million, compared with $5.2 million.

     o Cash flow from operations was $551.7 million, or $837.9 million including structured and spread transactions.

     HAMILTON, BERMUDA, October 31, 2005 -- XL Capital Ltd ("XL" or the "Company") (NYSE: XL) today reported a net loss to ordinary shareholders for the quarter ended September 30, 2005 of $1,049.2 million, or a loss of $7.53 per ordinary share, compared with net income of $22.5 million, or $0.16 per ordinary share, for the quarter ended September 30, 2004. Net loss for the quarter ended September 30, 2005 included previously announced pre-tax net losses from Hurricane Katrina of $1,158.8 million, Hurricane Rita of $263.6 million and other natural catastrophes of $89.7 million. After taking into account net reinstatement premiums and tax effects, the net income impact of these third quarter catastrophes was $1,474.4 million. Net income for the quarter ended September 30, 2004 included net losses of $420.2 million, net of tax, from catastrophes. See attached table for further details.

     "Net loss excluding net realized gains and losses"(1) for the quarter was $1,115.0 million, or $8.01 per ordinary share, compared with a loss of $31.2 million, or $0.23 per ordinary share, for the year ago quarter. See below for a reconciliation of "net loss excluding net realized gains and losses"(1) to net loss available to ordinary shareholders.

     Commenting on these results, President and Chief Executive Officer Brian M. O'Hara said: "The third quarter's insured market catastrophe losses, which we estimate at $60 billion to $72 billion, were greater than our industry has seen in any previous calendar year. Our loss estimation process has embraced the extraordinary breadth, magnitude and complexity of these events."

     "First and foremost we would like to re-emphasize our commitment to maintain our financial strength and leadership position in catastrophe exposed lines of business," he continued. "In the wake of these catastrophes, we expect to see significant opportunities across the board, especially in these lines, for the 2006 renewal season".


     "In addition, we are pleased to announce a strategic initiative that will augment our underwriting capacity to take advantage of these opportunities. XL has agreed in principle to enter into a quota share reinsurance treaty with a newly formed reinsurance company. This company will be funded with $500 million to $1 billion of dedicated capital from its parent holding company, which, in turn, will be owned by a group of institutional investors. The lead investor in this company is expected to be investment funds managed by an alternative asset manager with which XL has had a long-standing relationship. XL will not be an equity investor in this new company. Under this agreement, XL expects to cede to this company specified portions of XL's property catastrophe and retrocessional lines of business. We believe that this treaty will reinforce XL's leadership position in these lines of business, reduce our volatility, provide incremental earnings, and therefore maximize our shareholders' risk adjusted return."


     For the nine months ended September 30, 2005, net loss to ordinary shareholders was $470.4 million, or a loss of $3.39 per ordinary share, compared with net income of $838.2 million or $6.05 per ordinary share for the nine months of 2004. "Net loss excluding net realized gains and losses"(1) for the first nine months ended September 30, 2005 was $667.2 million or a loss of $4.81 per ordinary share as compared with "net income excluding net realized gains and losses"(1) of $621.3 million or $4.49 per ordinary share for the first nine months of 2004.


     Total net invested assets were $37.2 billion, up 15% from December 31, 2004, and total assets were $54.9 billion, up 11% from December 31, 2004.

Segment Highlights:

     Insurance Operations

     Underwriting loss for the quarter ended September 30, 2005 was $625.7 million as compared with a loss of $85.9 million in the quarter ended September 30, 2004. These results included the net impact of third quarter catastrophes of $751.0 million and $200.0 million, respectively. See attached table for further details.

     Third quarter 2005 as compared with third quarter 2004 results excluding the impact of catastrophes in both quarters:

          o Gross premiums written were down slightly, due to competitive market pressure in most lines of business partially offset by growth in excess casualty lines.

          o Net premiums written were $916.0 million, up 1.9%, due primarily to increased net retentions.

          o Net premiums earned decreased, reflecting the earned impact of decreasing premium rates over the last twelve months.

          o The combined ratio was 88.5%, a 3.5 point improvement, largely due to lower acquisition expenses from reduced brokerage costs and a lower loss ratio. The loss ratio was 63.6%, an improvement of 1.4 points, due mainly to prior year net reserve strengthening in 2004.

     Reinsurance Operations

     General Operations - Underwriting loss for the quarter ended September 30, 2005 was $738.2 million as compared with a loss of $76.6 million in the quarter ended September 30, 2004. These results included the net impact of third quarter catastrophes of $802.3 million and $245.9 million, respectively. See attached table for further details.

     Third quarter 2005 as compared with third quarter 2004 results excluding the impact of catastrophes in both quarters:

          o Gross and net premiums written were up 13.9% and 11.5%, respectively driven primarily by timing differences, reported last quarter, on assumed and ceded premiums related to two large contracts.

          o Net premiums earned were down 10.6% representing lower net premiums written over the last twenty four months.

          o The combined ratio was 89.1% as compared with 79.5%, due mainly to a higher loss ratio. The loss ratio increased primarily due to the impact of relatively lower premium rates together with other non catastrophe losses.

     Life and Annuity Operations - Gross premiums written increased 3.8% as a result of continued growth in the term assurance business. Net income was $11.2 million, an increase of $6.9 million from the third quarter of 2004.

Financial Products and Services Operations

     Total contribution and underwriting income for the segment were $51.3 million and $1.7 million, respectively, in the third quarter 2005 as compared with a $0.3 million contribution and $29.6 million underwriting loss in the third quarter of 2004. Underwriting profit in the third quarter of 2005 included a $21.4 million net loss from Hurricane Katrina that arose from the XL Financial Solutions business. Total contribution in the third quarter of 2005 was driven largely by favorable performance in the quarter in XL Financial Solutions' structured finance business and the year over year increase in net invested assets related to municipal GIC and funding agreement issuances.

Corporate Items

     Net investment income from general operations increased 17% over the third quarter of 2004 to $184.1 million principally due to a higher investment base and yields. Net income from investment affiliates increased to $56.7 million as compared with $5.2 million in the third quarter of 2004, due primarily to strong performance in the alternative fund affiliates.

     Net realized gains on investments were $53.2 million in the quarter, compared with $57.0 million in the prior year period. Net unrealized gains on investments, net of tax, were $551.6 million at September 30, 2005 compared with $819.2 million at June 30, 2005 primarily reflecting the increase in overall interest rates in the quarter.

     Total operating expenses in the quarter were $262.3 million compared with $271.9 million in the third quarter of 2004.

     The third quarter of 2005 and 2004 effective tax rates reflect the limited deductibility of the catastrophe losses.

                                      # # #

            The Company will host a conference call to discuss its third quarter 2005 results on November 1, 2005 at 10:00 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (201) 689-8320 password XL1101. The webcast will be available on XL's website located at www.xlcapital.com and will be archived on XL's website from approximately 1:00 p.m. Eastern time on November 1, 2005 through midnight Eastern time on November 30, 2005. A slide presentation accompanying the Company's discussion of its third quarter 2005 results will also be available on the Company's Web site located at www.xlcapital.com beginning approximately 15 minutes before the commencement of the conference call.

         A telephone replay of the conference call will be available beginning at approximately 1:00 p.m. Eastern time November 1, 2005 until approximately 8:00 p.m. Eastern time on November 8, 2005 by dialing (201) 612-

7415 (account number: 290 and conference I.D. number: 156740). An unaudited financial supplement relating to the Company's third quarter 2005 results is available on its website located at www.xlcapital.com.

     XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of September 30, 2005, XL Capital Ltd had consolidated assets of approximately $54.9 billion and consolidated shareholders' equity of approximately $7.0 billion. More information about XL Capital Ltd is available at www.xlcapital.com.


     This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) changes in the size of XL's claims relating to the hurricane losses described above due to the preliminary nature of some of the reports and estimates of loss and damage to date, (b) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL, including, without limitation, amounts due to XL from Winterthur Swiss Insurance Company (i) in connection with the independent actuarial process or (ii) under other contractual arrangements;
(c) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (d) trends in rates for property and casualty insurance and reinsurance; (e) developments in the world's financial and capital markets that adversely affect the performance of XL's investments or access to such markets; (f) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (g) the other factors set forth in XL's most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management's response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.


                                                        XL CAPITAL LTD
                                             SUMMARY CONSOLIDATED FINANCIAL DATA
                                                 (U.S. Dollars in thousands)

                                                             Three Months Ended                       Nine Months Ended
Income Statement Data:                                          September 30                             September 30
                                                                 (Unaudited)                              (Unaudited)
                                                            2005               2004                  2005              2004
                                                            ----               ----                  ----              ----
Revenues:                                                                  (Note 1)                                (Note 1)
Gross premiums written:
                          - general operations      $  2,184,571       $  2,006,523          $  7,477,187       $ 7,570,127
                 - life and annuity operations            96,870             93,326             2,130,627         1,171,509
                        - financial operations            99,437             77,393               262,834           247,904

Net premiums written:
                          - general operations         1,411,482          1,400,514             5,719,206         5,937,033
                 - life and annuity operations            87,762             92,928             2,102,026         1,169,985
                        - financial operations            95,557             70,862               248,572           234,188

Net premiums earned:
                          - general operations         1,655,329          1,862,748             5,149,159         5,282,209
                 - life and annuity operations            87,964             93,111             2,102,650         1,171,849
                        - financial operations            56,761             70,383               160,448           175,101
Net investment income                                    366,692            268,045             1,042,298           747,538
Net realized gains on investments                         53,223             57,015               203,949           181,115
Net realized and unrealized gains (losses) on
derivatives                                               17,982            (3,827)                15,219            34,814
Net income from investment affiliates                     56,735              5,218               116,473            76,680
Fee income and other                                       1,621             10,811                15,733            25,870
                                                    ------------       ------------          ------------       -----------
                                Total revenues      $  2,296,307       $  2,363,504          $  8,805,929       $ 7,695,176
                                                    ------------       ------------          ------------       -----------
Expenses:
Net losses and loss expenses incurred               $  2,590,969       $  1,629,938          $  4,995,737       $ 3,714,036
Claims and policy benefits                               142,957            128,004             2,289,248         1,253,411
Acquisition costs                                        296,018            341,010               901,400           965,688
Operating expenses                                       262,315            271,852               758,421           764,869
Exchange losses (gains)                                    5,159           (27,837)                 5,388          (22,648)
Interest expense                                          89,748             83,048               275,800           192,418
Amortization of intangible assets                          2,668              3,256                 8,504             9,770
                                                    ------------       ------------          ------------       -----------
                                Total expenses      $  3,389,834       $  2,429,271           $ 9,234,498       $ 6,877,544
                                                    ------------       ------------          ------------       -----------

Net (loss) income before minority interest,
income tax and net income from operating
affiliates                                          $ (1,093,527)      $    (65,767)          $  (428,569)      $   817,632

Minority interest in net income of subsidiary              2,411              1,097                 6,765             8,041
Income tax                                               (47,338)            13,975                47,312            82,126
Net (income) from operating affiliates                    (9,479)          (113,391)              (42,525)         (141,019)
                                                    ------------       ------------          ------------       -----------

Net (loss) income                                   $ (1,039,121)      $     32,552           $  (440,121)      $   868,484
Preference share dividends                               (10,080)           (10,081)              (30,240)          (30,240)
                                                    ------------       ------------           -----------       -----------
Net (loss) income available to ordinary
shareholders                                        $ (1,049,201)      $     22,471           $  (470,361)      $   838,244
                                                    ------------       ------------           -----------       -----------

Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.



                                                      XL CAPITAL LTD
                                           SUMMARY CONSOLIDATED FINANCIAL DATA
                                     (Shares in thousands, except per share amounts)



                                                          Three Months Ended                       Nine Months Ended
Income Statement Data (continued):                           September 30                             September 30
                                                       2005                2004                  2005              2004
                                                       ----                ----                  ----              ----
                                                                       (Note 1)                                (Note 1)

   Weighted average number of ordinary
   shares and ordinary share equivalents :

                                     Basic:         139,266             138,043               138,823           137,800
                                   Diluted:         139,266             138,932               138,823           138,511

   Per Share Data:
   Net (loss) income available to ordinary
   shareholders                                     ($7.53)               $0.16               ($3.39)             $6.05
                                            ----------------   -----------------     ----------------- -----------------

   Ratios - General insurance and
   reinsurance operations
   Loss ratio                                        154.6%               83.4%                 95.9%             68.5%
   Expense ratio                                      27.6%               27.3%                 26.3%             27.4%
                                            ----------------   -----------------     ----------------- -----------------

   Combined ratio                                    182.2%              110.7%                122.2%             95.9%
                                            ----------------   -----------------     ----------------- -----------------


Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.


                                                      XL CAPITAL LTD
                                           SUMMARY CONSOLIDATED FINANCIAL DATA
                                  (U.S. dollars in thousands, except per share amounts)


Balance Sheet Data:                                                        As at                            As at
                                                                    September 30, 2005                December 31, 2004
                                                                       (Unaudited)                         (Note 1)
                                                                  ------------------------         ------------------------

Total investments available for sale                                          $32,429,517                      $27,823,828

Net payable for investments purchased                                             182,929                          273,535

Cash and cash equivalents                                                       2,150,609                        2,304,303

Investments in affiliates                                                       2,078,582                        1,936,852

Unpaid losses and loss expenses recoverable                                     7,604,187                        6,971,356

Total assets                                                                   54,860,110                       49,245,469


Unpaid losses and loss expenses                                                22,664,845                       19,837,669

Deposit liabilities and policy benefit reserves                                13,329,834                       10,309,782

Unearned premiums                                                               5,869,857                        5,191,368

Notes payable and debt                                                          2,722,162                        2,721,431

Total shareholders' equity                                                      7,039,300                        7,738,695

Book value per ordinary share                                                      $46.41                           $51.98


Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.


                                                     XL CAPITAL LTD
                            SUMMARY OF FINANCIAL IMPACT OF THIRD QUARTER NATURAL CATASTROPHES
                                                (U.S. dollars in millions)

Qtr ended September 30, 2005               Gross        Reinsurance          Net           Reinstatement      Net Impact
                                           Loss          recoveries          loss             premium          pre tax
                                      ---------------- ---------------  ---------------   ----------------  ---------------
Insurance
                    Hurricane Katrina  $     1,096.0    $      598.9     $      497.1      $       (70.3)    $      567.4
                       Hurricane Rita          285.1           151.1            134.0              (11.1)           145.1
          Other catastrophes (Note 1)           40.2             1.7             38.5                  -             38.5
                                      ---------------- ---------------  ---------------   ----------------  ---------------
                                       $     1,421.3    $      751.7     $      669.6      $       (81.4)    $      751.0
                                      ---------------- ---------------  ---------------   ----------------  ---------------
Reinsurance
                    Hurricane Katrina  $     1,080.0    $      439.7     $      640.3      $        11.5     $      628.8
                       Hurricane Rita          198.5            68.9            129.6                3.9            125.7
          Other catastrophes (Note 1)           51.2               -             51.2                3.4             47.8
                                      ---------------- ---------------  ---------------   ----------------  ---------------
                                       $     1,329.7    $      508.6     $      821.1      $        18.8     $      802.3
                                      ---------------- ---------------  ---------------   ----------------  ---------------
Financial products and services
                                      ---------------- ---------------  ---------------   ----------------  ---------------
                    Hurricane Katrina  $        21.4    $          -     $       21.4      $            -    $       21.4
                                      ---------------- ---------------  ---------------   ----------------  ---------------

TOTAL - Pre tax
                    Hurricane Katrina  $     2,197.4    $    1,038.6     $    1,158.8      $       (58.8)    $    1,217.6
                       Hurricane Rita          483.6           220.0            263.6               (7.2)           270.8
          Other catastrophes (Note 1)           91.4             1.7             89.7                3.4             86.3
                                      ---------------- ---------------  ---------------   ----------------  ---------------
                                       $     2,772.4    $    1,260.3     $    1,512.1      $       (62.6)    $    1,574.7
                                      ================ ===============  ===============   ================

                           Tax impact                                                                        $      100.3
                                                                                                            ---------------
                     TOTAL - Post tax                                                                        $    1,474.4
                                                                                                            ===============


Qtr ended September 30, 2004

Insurance (Note 2)                     $       272.0    $       84.0     $      188.0      $       (12.0)    $      200.0

Reinsurance (Note 2)                   $       284.2    $       25.4     $      258.8      $        12.9     $      245.9

                                      ---------------- ---------------  ---------------   ----------------  ---------------
TOTAL - Pre tax                        $       556.2    $      109.4     $      446.8      $         0.9     $      445.9
                                      ================ ===============  ===============   ================

                           Tax impact                                                                        $       25.7
                                                                                                            ---------------
                     TOTAL - Post tax                                                                        $      420.2
                                                                                                            ===============



Notes
1. Includes Hurricanes Dennis, Emily and Ophelia, European and Mumbai floods and Typhoon Mawar

2. Includes Hurricanes Charley, Frances, Ivan and Jeanne.


                                                     XL CAPITAL LTD.
                            SUMMARY OF FINANCIAL IMPACT OF THIRD QUARTER NATURAL CATASTROPHES
                                                (U.S. dollars in millions)

GENERAL OPERATIONS                    Quarter ended September 30, 2005                Quarter ended September 30, 2004
                                                                                                 (Note 1.)
                                                                                 ------------------------------------------
                                  Including       Cats.          Excluding            Including        Cats.     Excluding
                                    Cats.                          Cats.                Cats.                      Cats.
                               ---------------------------------------------     ------------------------------------------
INSURANCE
Gross premiums written          $    1,329.3   $        -   $       1,329.3        $   1,342.7   $         -   $   1,342.7

Net premiums written                   834.6       (81.4)             916.0              886.9        (12.0)         898.9

Net premiums earned                    933.0       (81.4)           1,014.4            1,062.8        (12.0)       1,074.8

Fee and other income                     0.3            -               0.3                9.0             -           9.0

Net losses and loss expenses         1,314.4        669.6             644.8              886.7         188.0         698.7

Acquisition costs                      119.1            -             119.1              145.1             -         145.1

Operating expenses                     133.6            -             133.6              145.4             -         145.4

Exchange (gains) losses                (8.1)            -             (8.1)             (19.5)             -        (19.5)
                               ---------------------------------------------     ------------------------------------------
Underwriting (loss) profit      $    (625.7)  $   (751.0)  $         125.3        $     (85.9)  $    (200.0)  $     114.1
                               ---------------------------------------------     ------------------------------------------

Loss ratio                            140.9%                          63.6%              83.4%                       65.0%
Combined ratio                        168.0%                          88.5%             110.8%                       92.0%

REINSURANCE
Gross premiums written          $      855.3  $     115.7  $         739.6        $      663.8   $      14.5   $     649.3

Net premiums written                   576.8         18.8            558.0               513.6          12.9         500.7

Net premiums earned                    722.3         18.8            703.5               799.9          12.9         787.0

Fee and other income                     0.1            -              0.1               (0.1)             -         (0.1)

Net losses and loss expenses         1,245.3        821.1            424.2               666.2         258.8         407.4

Acquisition costs                      161.4            -            161.4               174.5             -         174.5

Operating expenses                      41.5            -             41.5                43.8             -          43.8

Exchange (gains) losses                 12.4            -             12.4               (8.1)             -         (8.1)
                               ---------------------------------------------     ------------------------------------------
Underwriting (loss) profit      $    (738.2)  $   (802.3)  $          64.1        $     (76.6)  $    (245.9)  $      169.3
                               ---------------------------------------------     ------------------------------------------

Loss ratio                            172.4%                          60.3%              83.3%                       51.8%
Combined ratio                        200.5%                          89.1%             110.6%                       79.5%

TOTAL
Gross premiums written          $    2,184.6  $     115.7  $       2,068.9        $    2,006.5  $       14.5   $   1,992.0

Net premiums written                 1,411.4       (62.6)           1,474.0            1,400.5           0.9       1,399.6

Net premiums earned                  1,655.3       (62.6)           1,717.9            1,862.7           0.9       1,861.8

Fee and other income                     0.4            -              0.4                 8.9             -           8.9

Net losses and loss expenses         2,559.7      1,490.7          1,069.0             1,552.9         446.8       1,106.1

Acquisition costs                      280.5            -            280.5               319.6             -         319.6

Operating expenses                     175.1            -            175.1               189.2             -         189.2

Exchange (gains) losses                  4.3            -              4.3              (27.6)             -        (27.6)
                               ---------------------------------------------     ------------------------------------------
Underwriting (loss) profit      $  (1,363.9)  $ (1,553.3)  $         189.4       $     (162.5)  $    (445.9)  $      283.4
                               ---------------------------------------------     ------------------------------------------

Loss ratio                            154.6%                         62.2%               83.4%                       59.4%
Combined ratio                        182.2%                         88.7%              110.7%                       86.7%

Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.


                                 XL Capital Ltd
                                 Reconciliation

The following is a reconciliation of the Company's (i) net income (loss) available to ordinary shareholders to 'net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax' (which is a non-GAAP measure, the "Exclusions") and (ii) annualized return on shareholders' equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders' equity for the three and nine months ended September 30, 2005 and 2004 ($ in millions, except per share amounts):


                                                                    Three Months Ended               Nine Months Ended
                                                                       September 30                     September 30
                                                                        (Unaudited)                      (Unaudited)
                                                                   2005              2004           2005             2004
                                                                   ----              ----           ----             ----
                                                                                  (Note 1)                        (Note 1)
Net (loss) income available to ordinary shareholders            $ (1,049.2)    $     22.5      $    (470.4)    $    838.2

Net realized (gains) on investments, net of tax                      (53.8)         (56.5)          (197.7)        (177.8)

Net realized and unrealized losses (gains) on investment
derivatives, net of tax                                              (14.4)           16.6             21.9          (1.0)

Net realized and unrealized losses (gains) on credit and
structured financial derivatives, net of tax                            2.4         (13.8)           (21.0)         (38.1)

                                                               -------------  -------------   --------------  -------------
Net (loss) income excluding net realized gains and losses
(Note 2)                                                        $ (1,115.0)    $    (31.2)     $    (667.2)    $    621.3
                                                               =============  =============   ==============  =============

Per ordinary share results:
Net (loss) income available to ordinary shareholders            $    (7.53)    $     0.16      $     (3.39)    $     6.05

Net (loss) income excluding net realized gains and losses
(Note 2)                                                        $    (8.01)    $    (0.23)     $     (4.81)    $     4.49

Weighted average ordinary shares outstanding:
Basic                                                               139,266        138,043          138,823        137,800
Diluted                                                             139,266        138,932          138,823        138,511

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity                           $   7,188.0    $   6,706.6     $    6,871.5    $   6,636.8

Net (loss) income excluding net realized gains and losses
(Note 2)                                                        $ (1,115.0)    $    (31.2)     $    (667.2)    $     621.3

Annualized net (loss) income excluding net realized gains and
losses (Note 1)                                                          NM             NM               NM    $    828.4

Annualized Return on Ordinary Shareholders' Equity - Net
income excluding net realized gains and losses (Note 2)                 N/A            N/A              N/A          12.5%
                                                               =============  =============   ==============  =============


Note 1 : Certain amounts in prior periods have been reclassified to conform with the current year presentation.

Note 2 : Defined as "net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax".

Comment on Regulation G

This press release contains the presentation of (i) 'net (loss) income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax' and (ii) annualized return on ordinary shareholders' equity (based on net income minus the Exclusions) to average ordinary shareholders' equity. These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL's financial information in evaluating XL's performance. This presentation includes the use of 'net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivatives, net of tax'. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL's operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL's financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because XL generally holds its financial guarantee contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of XL's financial guarantee operations. Unlike these credit derivatives, XL's weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL's financial information to analyze XL's performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL's financial information to evaluate XL's underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies who follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder's equity ("ROE"), excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax (the "Exclusions"), is a widely used measure of any company's profitability. Annualized return on average ordinary shareholders' equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholder's equity. The Company establishes target ROE's for its total operations, segments and lines of business. If the Company's ROE return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company's compensation of its senior officers is significantly dependant on the achievement of the Company's performance goals to enhance shareholder value, which include ROE.

(1) Defined as "net loss excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax" (herein referred to as "net loss excluding net realized gains and losses". Net loss excluding net realized gains and losses is a non-GAAP measure. See the scheduled entitled "Reconciliation" at the end of this release for a reconciliation of net loss excluding net realized gains and losses to net loss available to ordinary shareholders.